UNITED STATES SECURITIES AND EXCHANGE COMMISSION, Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2009

ETERNAL IMAGE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-18889	20-4433227
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

28800 Orchard Lake Road, Suite 130, Farmington, MI FFFarmington Hills, MI	48334
(Address of principal executive offices)	(Zip Code)

Registrants’ telephone number including area code: (248) 932-3333

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.01    Changes in Control of Registrant.

On January 14, 2009, the Chief Executive Officer and Chairman of the Board of Directors of Eternal Image, Inc. (the “Company”) , Clint Mytych, returned to treasury 170,000,000 shares of the Company’s preferred stock, $0.001 stock (“Preferred Stock”) that he held. As a result, he now owns 50,000,000 shares of the Preferred Stock. The Preferred Stock is convertible into common stock at a rate of 1 to 1, and has voting rights equal to that of common stock.

Combining his holdings of both common and preferred stock, Mr. Mytych’s percentage ownership and voting privileges now equal 19.83%. Prior to the retirement of the 170,000,000 shares of Preferred Stock, Mr. Mytych’s combined holdings of common and preferred stock was 39.55%.

The shares of Preferred Stock were retired to facilitate the Board of Directors’ and majority shareholders’ approved plan to amend the Company’s certificate of incorporation in the State of Delaware to increase the number of shares of common stock (and reduce the shares of Preferred Stock) that it is authorized to issue for possible future equity financings and the possible conversion of outstanding debt to equity by current noteholders who have indicated an interest to do so.

Subsequent to the filing of the above mentioned amendment to the Company’s certificate of incorporation, the Board of Directors intends to approve and authorize the filing in the State of Delaware a Certificate of Designations and Preferences that would increase the voting privileges attached to Mr. Mytych’s currently held 50,000,000 shares of Preferred Stock. This is intended to restore Mr. Mytych’s voting percentage to the approximate percentage he held prior to the return of the 170,000,000 shares of Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ETERNAL IMAGE, INC.

Date: January 16, 2009	By: /s/ Clint Mytych
Clint Mytych
Chief Executive Officer and Chairman